EXHIBIT 5

                                                              December 1, 2008

Paid, Inc.
4 Brussels Street
Worcester, MA 01610

        Re:     Paid, Inc. Registration Statement on Form S-8

Gentlemen:

        We are counsel for Paid, Inc., a Delaware corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 10,000,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares") reserved for issuance under the 2001 Non-Qualified Stock Option Plan (the "Plan"). This opinion letter is being rendered in connection with the filing of the Registration Statement.

        We have examined copies of (i) the Certificate of Incorporation, as amended, (ii) the Bylaws of the Company, as amended, (iii) the Registration Statement, (iv) the Plan, and (v) resolutions adopted by the Board of Directors of the Company relating to the matters referred to herein (collectively referred to as the "Documents").

        We have assumed, for the purposes of our opinion herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full. We have relied, without independent investigation, upon the representations and warranties of the various parties as to matters of fact contained in the Documents. We express no legal opinion upon any matter other than that explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

        Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

        The foregoing opinion is limited to the Delaware General Corporation Law, including reported judicial decisions related thereto and the Delaware Constitution, and the laws of the United States of America, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. The opinion may be relied upon exclusively by you and not by any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our Firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ MIRICK, O'CONNELL, DEMALLIE & LOUGEE, LLP